Exhibit 8.2

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

August 5, 2013

Sterling Bancorp
          650 Fifth Avenue
                   New York, New York.

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, a New York corporation (“Sterling”), in connection with the preparation of the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Provident New York Bancorp, a Delaware corporation (“Provident”), including the joint proxy statement forming a part thereof (the “Joint Proxy Statement”), relating to the merger of Sterling with and into Provident (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling and Provident (as amended or supplemented through the date hereof, the “Agreement”).  We are providing this opinion at your request and in connection with the filing of the Registration Statement/Joint Proxy Statement.

For purposes of this opinion, we have examined and relied upon certificates furnished to us by Sterling and Provident in connection with this opinion (the “Certificates”), the Registration Statement/Joint Proxy Statement and such other documents as we have deemed necessary or appropriate, and we have assumed with your consent the following:

(1)           the representations and statements contained in the Certificates are true, correct and complete as of the date hereof and will be true, complete and correct as of effective time of the Merger, without regard to any qualification for knowledge, intention or belief;

(2)           the representations and statements contained in the Agreement, the Registration Statement/Joint Proxy Statement and any other documents we reviewed are true, correct and complete as of the date hereof and will be true, complete and correct as of effective time of the Merger;

(3)           any and all obligations imposed by the Agreement, described in the Registration Statement/Joint Proxy Statement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms;

(4)           the Merger, at its effective time, will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described Registration Statement/Joint Proxy Statement; and

(5)           Sterling, Provident and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law that (i) the discussion under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Sterling common stock, and (ii) it is our opinion that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP